                                                                   EXHIBIT 99.01

                              FOR IMMEDIATE RELEASE

                  DEL GLOBAL TECHNOLOGIES' BOARD OF DIRECTORS
          TERMINATES SHAREHOLDER RIGHTS PLAN AND AMENDS COMPANY BY-LAWS

                     COMPANY PROVIDES FOURTH QUARTER OUTLOOK

            VALHALLA, NY - July 29, 2003 -- Del Global Technologies Corp. (DGTC)
("Del  Global" or "the  Company")  today  announced  that its Board of Directors voted to terminate the Company's current  shareholder rights plan. The plan will be terminated by changing its 2011 expiration date to September 30, 2003,  while the Board retains the right to adopt a new plan at a future date in the event of changed circumstances. In addition, the Board has amended the Company's By-laws, reinstating the right of stockholders to call a special meeting.  This amendment allows stockholders who own 25% of Del Global's stock to call a special meeting, which must be held within 60 days of notice.  This By-law  amendment  may not be changed again without stockholder approval.

            Gerald M. Czarnecki, Del Global's Chairman of the Board, stated, "We believe  that the  termination  of the  shareholder  rights  plan -- or, what is commonly  referred to as the `poison  pill' -- and the amendment of Del Global's
By-laws  reflect the Board's  commitment  to good  corporate  governance  and is consistent with the platform upon which this Board was elected".

            The Company noted that the  termination  of the  shareholder  rights plan was not in response to any current  discussions  regarding  the sale of Del
Global or its businesses.

            In  addition,   the  Board  has  approved   the   reimbursement   of
approximately  $368,000 in expenses  incurred by Steel Partners II, L.P.,  Henry
Partners and Matthew  Partners (and their  affiliates)  in  connection  with the solicitation  of  proxies  related  to the  recent  successful  effort  by these entities to elect  Steel's  nominees to Del  Global's  Board of  Directors.  The intention of these entities to seek such reimbursement was included in the Proxy
Statement that Steel sent to Del Global's shareholders. Del Global will record a
charge  in  the  current   fourth   quarter  of  fiscal  2003  to  reflect  this
reimbursement.  In addition to the Steel  reimbursement,  the Company expects to recognize a total of up to  approximately  $500,000 of costs in connection  with the proxy solicitation and shareholder meeting,  approximately $300,000 of which were incurred in the third  quarter of fiscal 2003,  and the balance of which it expects to recognize in the current fourth quarter of fiscal 2003.

Q4 OUTLOOK

            Del Global expects sales of approximately $24 million for the fiscal fourth quarter ending August 1, 2003 versus sales of $27.4 million in the fourth quarter  of  fiscal  2002;  expected  sales  for the 2003  fourth  quarter  also represent a decline versus  previous sales  expectations.  Sales for fiscal 2003 are now expected to approximate fiscal 2002 sales of $98 million.

            The decline in fourth quarter sales versus previous  expectations is due  primarily  to the delay of  previously  scheduled  releases  under  certain purchase  orders from Power  Conversion  Group  customers.  This expected  sales decline  is also  due to the  previously  announced  decision  of a large  Power
Conversion  Group  customer  to shift to in-house  production.  The loss of this customer's  contract  assembly business is a factor that will also impact fiscal year 2004 sales in general,  but Del Global's  Power  Conversion  Group has been developing a stronger base of proprietary business. In addition,  the Company is experiencing  moderately  lower sales at the Medical  Systems  Group,  with both continued  sales  sluggishness  in the  overseas  markets  and some  softness in domestic sales.

            Although   the   Company  had   expected  to  return  to   operating
profitability  in the fourth quarter of fiscal 2003 (absent  certain  unbudgeted expenses),  as a result of this sales shortfall and the recognition of proxy and related costs,  Del Global now expects to report an operating loss in the fourth quarter of fiscal 2003.

            Del Global  Technologies  Corp. is primarily  engaged in the design, manufacture  and  marketing of  cost-effective  medical  imaging and  diagnostic
systems    consisting    of    stationary    and   portable    x-ray    systems,
radiographic/fluoroscopic   systems,  dental  imaging  systems  and  proprietary
high-voltage  power  conversion   subsystems  for  medical  and  other  critical
industrial  applications.  Industrial applications for which Del Global supplies
power   subsystems    include   airport   explosives    detection,    analytical
instrumentation, semiconductor capital equipment and energy exploration.

            Statements  about future results made in this release may constitute
forward-looking   statements  within  the  meaning  of  the  Private  Securities
Litigation   Reform  Act  of  1995.   These  statements  are  based  on  current
expectations  and the current  economic  environment.  The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and  uncertainties  that are  difficult to predict  including,  but not limited to, the ability of the Company to implement its business plan, retention
of  management,   changing  industry  and  competitive   conditions,   obtaining
anticipated  operating  efficiencies,  securing  necessary  capital  facilities, favorable  determinations in various legal and regulatory  matters,  including a settlement of the Department of Defense  investigation on terms that the Company can afford and that does not include a debarment from doing business with the US
Government,  and favorable  general  economic  conditions.  Actual results could differ  materially  from  those  expressed  or  implied  in the  forward-looking statements.  Important  assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are  specified  in the  Company's  filings  with  the  Securities  and  Exchange
Commission.

CONTACT:                                                  INVESTOR RELATIONS:
Del Global Technologies Corp.                             The Equity Group Inc.
Samuel E. Park, President & Chief Executive Officer   Devin Sullivan (212) 836-9608
Thomas V. Gilboy, Chief Financial Officer                 Adam Prior (212) 836-9606
(914) 686-3600